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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Valmont Industries, Inc. on Form S-4 of our report dated February 27, 2004 (July 23, 2004 as to Notes 17 and 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in methods of accounting for variable interest entities in 2003 and goodwill and other intangibles in 2002), appearing in the Current Report on Form 8-K of Valmont Industries, Inc. dated August 2, 2004 and of our report dated February 27, 2004 appearing in Item 15 of the Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 27, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska
August 2, 2004